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                                                                     EXHIBIT 4.7

                                    FORM OF
                     STOCK OPTION AGREEMENT PURSUANT TO THE
                             GENIUS PRODUCTS, INC.
                         NON-QUALIFIED STOCK OPTION PLAN

            THIS STOCK OPTION AGREEMENT dated as of December 7, 1997 between Genius Products, Inc., a Nevada corporation (the "CORPORATION") and ____________ ("GRANTEE").

            WHEREAS, pursuant and subject to the Corporation's Non-Qualified Stock Option Plan, a copy of which is attached hereto as Exhibit B and incorporated herein by this reference (the "PLAN"), the Corporation's Board of Directors has determined that it is the best interests of the Corporation and its stockholders to grant the options provided for herein to Grantee;

            NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledge, the parties agree as follows:

            1. GRANT OF OPTION: For value received, the Corporation hereby grants to Grantee an option (the "OPTION") to purchase, on the terms and subject to the conditions hereinafter set forth, shares of the Company's common stock as set forth on Exhibit A attached hereto. The Corporation shall amend and restate Exhibit A from time to time to reflect additional grants of options awarded to Grantee by the Committee appointed by the Board of Directors of the Corporation to administer the Corporation's Non-Qualified Stock Option Plan.

            2. TIME AND MANNER OF EXERCISE: The purchase shall be made upon delivery to the Corporation of a notice of exercise accompanied by a certified or cashier's check in payment of the aggregate Option price, or in shares of the capital stock of the Corporation already owned by the person exercising the Option, valued at fair market value, or by cancellation of the Option with respect to shares as to which it is then exercisable and as to which the difference between fair market value of shares and the exercise price with respect to shares equals the exercise price of the shares as to which the Option is being exercised. Promptly upon receipt of such material, the Corporation will deliver to Grantee stock certificate(s) representing the number of shares purchased in accordance with the forgoing and during Grantee's lifetime, duly registered in the name(s) of Grantee and, at Grantee election, his or her nominee. The failure to exercise an Option with respect to any shares of the Corporation's common stock for which the right has accrued during any one-year period shall not result in the termination of the Option with respect to such shares of stock; rather, the same shall cumulate and be eligible for exercise during the remainder of the Option term.

            3. ANTIDILUTION PROVISIONS: The number of shares that Grantee is entitled to purchase upon the exercise of the Option and the purchase price of those shares are the subject only the adjustments set forth in Section 5.7 of the Plan.

            4. INVESTMENT UNDERTAKING; NONASSIGNABILITY: The Option may be exercised only by the Grantee during his or her lifetime. Grantee will hold the Option and the rights arising hereunder for investment and not with a view to distribution, and upon the exercise will deliver a letter confirming Grantee's non-distributive intent with respect to the shares of common stock received. Grantee will not transfer or assign the Option, except by will or the laws of interstate succession.


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            5. EXPIRATION: The Option shall terminate and expire at midnight on the date that is eight (8) years after the date of this Agreement unless the Option expires prior to such date pursuant to Section 3 of the Plan. If Grantee dies while still eligible to participate in the Plan, the right of his or her executer(s) or administrator(s), or any person or persons who acquired the Option from the Grantee by bequest or inheritance to exercise the Option shall be governed by Section 3.3 of the Plan.

            6. REPRESENTATIONS OF THE CORPORATION: So long as the Option remains outstanding and unexpired, the Corporation will reserve for issuance upon the exercise of the Option the number of shares of the Corporation's common stock that are subject to the Option. The shares of common stock of the Corporation subject to the Option shall, when due and payable, any and all federal and state taxes or fees that may be payable by the Corporation with respect to the grant of the Option or the issuance of any shares of common stock or certificates therefore subject to the Option. However, this does not include any federal, state, or other personal income tax payable by the Grantee by virtue of (i) the grant of the Option; (ii) the issuance of any share of common stock upon Exercise thereof; or (iii) any subsequence disposition of such shares which shall remain the obligation of the Grantee.

            7. WITHHOLDING TAXES: If the Corporation determines that it is required to withhold federal, state, or local tax as a result of the exercise of this option, the Grantee, as a condition to the exercise of the Option, shall make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements.

            8. COMMITTEE DETERMINATION FINAL: The interpretation and construction of the Plan and the Stock Option Agreement, including any inconsistency between the two documents, shall be reserved to and made by the Committee of the Board of Directors provided for under the Plan. The Committee's determinations shall be final as between the parties hereto unless otherwise determined by the Board of Directors of the Corporation.

            9. INTEGRATION: This Agreement is the sole contract governing the relationship between the Company or any predecessor of the Company and Grantee, and supersedes any and all prior agreements, letters of intent, correspondence, negotiations, discussions or understandings between the Company or any predecessor of the Company and the Grantee.

            10. SEVERABILITY: If any provision of the Agreement is held invalid by a court with jurisdiction over the parties to the Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Grantee shall be deemed reinstated as if this Agreement had not been executed.

            11. SUCCESSORS: The Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assignees.

            12. AMENDMENTS: This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


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            13. NOTICES: Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iii) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. All notices to the Company will be effective if delivered to ITM Corporation, 11250 El Camino Real, Suite 100, San Diego, CA 92130, attention: President, or such other address specified by the Company in writing. All notices to Grantee will be effective if delivered to Grantee's last residential address provided to the Company by Grantee.

            14. ASSIGNMENTS: The Company will not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of Grantee.

            15. REMEDIES: Except where otherwise specified herein, the rights and remedies granted to a party under the Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

            16. LIMITED EFFECT OF WAIVER BY COMPANY: Should Company waive breach of any provision of this Agreement by the Grantee, such waiver will not operate or be construed as a waiver of further breach by the Grantee.

            17. COUNTERPARTS: The Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

            18. GOVERNING LAW; JURISDICTION; VENUE: The Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California, without regard to its conflicts of laws principles. Each party hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts San Diego County of the State of California in connection with any action arising under this Agreement and waives all defenses regarding the inconvenience of such forum. THE PARTIES IRREVOCABLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, COUNTERCLAIM OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.


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            IN WITNESS WHEREOF, this Stock Option Agreement is executed on behalf of the Corporation and its duly authorized officers and by Grantee as of the date first above written.


Genius Products, Inc.

By:
    -------------------------
Its:





GRANTEE


-----------------------------



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                                    FORM OF
                     STOCK OPTION AGREEMENT PURSUANT TO THE
                INTERNATIONAL TRADING & MANUFACTURING CORPORATION
                         NON-QUALIFIED STOCK OPTION PLAN

                                    EXHIBIT A

GRANTEE:  ______________


Date of Grant          Number of Shares      Exercise Price      Vesting Dates
-------------          ----------------      --------------      -------------


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